NEWS RELEASE
BROOKFIELD HOMES ANNOUNCES 2005 HOME AND LOT CLOSINGS,
NET NEW HOME ORDERS
AND NOTICE OF YEAR END CONFERENCE CALL AND WEBCAST
Del Mar, California, January 5, 2006 — (BHS: NYSE)
2005 Home and Lot Closings
In 2005, Brookfield Homes Corporation closed 1,582 homes and 1,242 lots for a total of 2,824 home and lot closings. This compares to a total of 2,198 home and lot closings in 2004. The company’s backlog at December 31, 2005 was 455 homes or 28% of the estimated 1,625 home closings in 2006. Brookfield Homes currently plans to close approximately 1,500 bulk lot sales during 2006.
Brookfield Homes expects its 2005 earnings per share to slightly exceed the previously announced 2005 earnings guidance high target of $7.00 per share.
Net New Home Orders
Net new home orders for the three months ended December 31, 2005 totaled 156 units, a decrease of 99 units compared to the same period in 2004. The decrease in net new home orders for the quarter resulted from fewer homes available for sale in our California operations, and a fourth quarter slowdown in sales in the San Diego and Washington markets.
A summary by region of the net new home orders and active selling communities follows:

	Active Selling Communities		Net New Home Orders
	Three months ended		Three months ended		Twelve months ended
	December 31		December 31		December 31
	2005	2004	2005	2004	2005	2004

San Francisco Bay Area	1	5	7	31	150	348
Southland / Los Angeles	6	5	92	30	302	338
San Diego / Riverside	7	8	11	110	412	674
Washington D.C. Area	11	9	46	84	557	405

	25	27	156	255	1,421	1,765

Conference Call and Webcast for Investors and Analysts
You are invited to participate in Brookfield Homes’ Year End Conference Call on Thursday, February 2, 2006 at 11:00 a.m. (EST) to discuss with members of senior management our results and current business initiatives.
Brookfield Homes will release its 2006 year end financial results on Wednesday, February 1st at approximately 5:00 p.m. (EST), and it will be available on the website at www.brookfieldhomes.com under “Investor Relations — Press Releases.” Brookfield Homes’ supplemental information package will also be available under “Investor Relations — Financial Reports and Investor Presentations.” The Conference Call will also be Webcast live on our website, where it will be archived for future reference.
To participate in the Conference Call, please dial 1-877-667-7774, toll free in North America, at approximately 10 minutes prior to the start time. For those unable to participate in the Conference Call, a taped rebroadcast will also be available until midnight Wednesday, February 15, 2006. To access this rebroadcast, please call 1-888-509-0081, toll free in North America.
Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 30,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel:  858-481-2567
Email:  lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning projected 2006 home and lot closings and year-end backlog, 2005 earnings guidance and those statements preceded by, followed by, or that include the words “planned”, “projected”, “goals”, “expected”, “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.